EXHIBIT 99.1

J.JILL, INC. ANNOUNCES THIRD QUARTER 2021 RESULTS

Total Net Sales Growth of 29.4% and Total Company Comparable Sales Growth of 42.2% vs. Q3 FY2020

Gross Margin of 68.9% vs. Q3 FY2020 of 58.9%

Gross Profit Growth of 51.5% vs. Q3 FY2020

Quincy, MA – December 13, 2021 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the third quarter ended October 30, 2021.

Claire Spofford, President and Chief Executive Officer of J.Jill, Inc. stated, “We are pleased with our third quarter performance and are encouraged by the ongoing customer response to our product at full price. These results reflect our continued recovery as we’ve made progress implementing our strategic initiatives resulting in healthy gross margin expansion and significant year-over-year improvement in Adjusted EBITDA. Our focus on full price selling, improved inventory management, and the frequent flow of inspired products has further strengthened our operating model.”

Ms. Spofford continued, “Entering the holiday season, we are well-positioned to delight our customers with the newness and novelty that she has responded to throughout this year. Our teams have worked hard to manage the supply chain so that we have the right inventory levels for the holiday season and through the fourth quarter. We are pleased with our progress as we continue to position J.Jill for long term sustainable growth that will create value for investors.”

For the third quarter ended October 30, 2021:

•	Total net sales for the thirteen weeks ended October 30, 2021 were up 29.4% to $151.7 million compared to $117.2 million for the thirteen weeks ended October 31, 2020.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 42.2%.
•	Direct to consumer net sales were down 8.3% over 2020 driven by lower markdown sales and represented 44.9% of total net sales.
•

Gross profit was $104.5 million compared to $69.0 million in the third quarter of fiscal 2020. Gross margin was 68.9% compared to 58.9% in the third quarter of fiscal 2020. The year over year gross margin increase was driven by strong full price selling and reduced promotions which more than offset approximately 200bps of freight expense due to supply chain disruption.

•

SG&A was $85.5 million compared to $92.2 million in the third quarter of fiscal 2020. In third quarter of fiscal 2020, SG&A included $12.8 million of transaction costs related to the debt-restructuring completed on September 30, 2020, and other one-time expenses compared with a one-time benefit of $0.2 million in the third quarter of fiscal 2021. Excluding these one-time items from both periods, SG&A as a percentage of total net sales was 56.5% compared to 67.7% in the third quarter of fiscal 2020.

•

Income from operations was $19.0 million compared to a loss of $24.1 million in the third quarter of fiscal 2020. Adjusted Income from Operations*, which excludes non-recurring items as well as impairment charges and transaction costs incurred in the third quarter of fiscal 2020 was $18.8 million compared to Adjusted Loss from Operations* of $10.4 million in the third quarter of fiscal 2020.

•	Interest expense was $5.2 million compared to $4.8 million in the third quarter of fiscal 2020.
•

During the third quarter of fiscal 2021, the Company recorded an income tax provision of $2.6 million compared to a benefit of $7.3 million in the third quarter of fiscal 2020 and the effective tax rate was 18.7% compared to 24.0% in the third quarter of fiscal 2020.

•	Net income was $11.2 million compared to net loss of $23.2 million in the third quarter of fiscal 2020.

•

Net Income per Diluted Share was $0.79 compared to a net loss of $2.52 in the third quarter of fiscal 2020 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* in the third quarter of fiscal 2021 was $0.65 compared to a loss of $1.18 in the third quarter of fiscal 2020.

•	Adjusted EBITDA* for the third quarter of fiscal 2021 was $27.0 million compared to a loss of $1.6 million in the third quarter of fiscal 2020.
•	The Company closed 1 store in the third quarter of fiscal 2021 and ended the quarter with 260 stores.

For the thirty-nine weeks ended October 30, 2021:

•	Total net sales for the thirty-nine weeks ended October 30, 2021 were up 46.3% to $440.1 million compared to $300.8 million for the thirty-nine weeks ended October 31, 2020.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 24.9%.
•	Direct to consumer net sales grew 10.0% over 2020 and represented 49.1% of total net sales, compared to 65.3% in the thirty-nine weeks ended October 31, 2020.
•

Gross profit was $301.7 million compared to $174.2 million in the thirty-nine weeks ended October 31, 2020. Gross margin was 68.6% compared to 57.9% in the thirty-nine weeks ended October 31, 2020. The year over year gross margin increase was driven by strong full price selling and reduced promotions.

•

SG&A was $250.5 million compared to $257.8 million in the thirty-nine weeks ended October 31, 2020. For the thirty-nine weeks ended October 31, 2020, SG&A included $22.1 million of transaction costs related to the debt-restructuring completed on September 30, 2020, and other one-time expenses compared with $0.5 million of one-time expenses for the thirty-nine weeks ended October 30, 2021. Excluding these one-time items from both periods, SG&A as a percentage of total net sales was 56.8% compared to 78.4% in the thirty-nine weeks ended October 31, 2020.

•

Income from operations was $51.2 million compared to a loss of $135.7 million in the thirty-nine weeks ended October 31, 2020. Adjusted Income from Operations*, which excludes the non-recurring items and impairment charges, was $51.7 million compared to Adjusted Loss from Operations* of $61.6 million in the thirty-nine weeks ended October 31, 2020. For the thirty-nine weeks ended October 30, 2021, the Company did not incur any impairment charges compared to $52.0 million of impairment charges in the thirty-nine weeks ended October 31, 2020.

•	Interest expense was $14.7 million compared to $13.6 million in the thirty-nine weeks ended October 31, 2020.
•

During the thirty-nine weeks ended October 30, 2021, the Company recorded $59.8 million of non-cash charges associated with mark-to-market adjustments for the outstanding warrants and an embedded derivative associated with the Company’s Priming term loan. The mark-to-market adjustment was caused by the impact of J.Jill’s higher stock price on the valuation of the Company’s option to either paydown $4.9 million of principal on May 31, 2021 or issue additional shares to the lenders and the related antidilution provision in the warrant agreement.

•

During the thirty-nine weeks ended October 30, 2021, the Company recorded an income tax provision of $8.4 million compared to a benefit of $38.5 million in the thirty-nine weeks ended October 31, 2020, and the effective tax rate was      -36.2% compared to 25.5% in the thirty-nine weeks ended October 31, 2020.

•

Net loss was $31.7 million which includes $59.8 million of charges related to the fair value adjustment of the warrants and the Priming Loan embedded derivative, compared to a loss of $112.5 million in the thirty-nine weeks ended October 31, 2020.

•

Net Loss per Diluted Share was $2.65 compared to a net loss of $12.49 in the thirty-nine weeks ended October 31, 2020 including the impact of non-recurring items. Excluding the impact of these items, Adjusted Net Income per Diluted Share* in the thirty-nine weeks ended October 30, 2021 was $1.84 compared to a loss of $5.97 in the thirty-nine weeks ended October 31, 2020.

•	Adjusted EBITDA* for the thirty-nine weeks ended October 30, 2021 was $76.6 million compared to a loss of $33.9 million in the thirty-nine weeks ended October 31, 2020.
•	The Company closed 7 stores in the thirty-nine weeks ended October 30, 2021 and ended the period with 260 stores.

Balance Sheet Highlights

•	The Company ended the third quarter of fiscal 2021 with $17.5 million in cash and $35.6 million of total availability under its revolving credit agreement.
•	On August 27, 2021, the Company made a $25.0 million voluntary principal payment on the Priming Loan. This payment was made to avoid increased PIK interest and fees.
•	Inventory at the end of the third quarter of fiscal 2021 decreased 15.8% to $56.9 million compared to $67.6 million at the end of the third quarter of fiscal 2020.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA, Adjusted Income from Operations and Adjusted Net Income” for more information.

Outlook

For the fourth quarter of fiscal 2021, the Company expects revenues to grow compared to the fourth quarter of fiscal 2020. The company also expects strong Adjusted EBITDA growth for the fourth quarter of fiscal 2021 compared to the prior year, driven by full price selling and a reduction in promotions which will more than offset expected incremental freight pressures and costs related to increased store operating hours and shipping costs.

The Company now expects total capital spend in fiscal 2021 to be about $6.0 million and expects to close approximately 20 stores in fiscal 2021.

Conference Call Information

A conference call to discuss third quarter 2021 results is scheduled for today, December 13, 2021, at 4:30 p.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 502-5028 or (647) 689-5145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 5847597 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (800) 585-8367 or (416) 621-4642. The pin number to access the telephone replay is 5847597. The telephone replay will be available until Monday, December 20, 2021.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 260 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Income (Loss) from Operations, which represents operating income (loss) plus impairments of goodwill, intangible assets and other long-lived assets and other non-recurring expense and one-time items.  We present Adjusted Income (Loss) from Operations because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Net Income (Loss), which represents net income (loss) plus impairments of goodwill, intangible assets and other long-lived assets, fair value adjustments of warrants and derivatives and other non-recurring expenses and one-time items. We present Adjusted Net Income (Loss) because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Diluted Earnings (Loss) per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income (Loss) divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss) and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Adjusted Net Income (Loss) as well as Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations” and not rely solely on Adjusted EBITDA, Adjusted Income (Loss) from Operations, Adjusted Net Income (Loss), Adjusted Diluted EPS or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets; the impact of the COVID-19 epidemic on the Company and the economy as a whole; post-pandemic changes in customer behavior and the timeline of economic recovery; the Company’s ability to take actions that are sufficient to eliminate the substantial doubt about its ability to continue as a going concern; the Company’s ability to regain compliance with the continued listing criteria of the NYSE; the Company’s ability to execute its plan to regain compliance with the continued listing criteria of the NYSE and to continue to comply with applicable listing standards within the available cure period; risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	October 30, 2021	October 31, 2020
Net sales	$151,731	$117,224
Costs of goods sold	47,196	48,225
Gross profit	104,535	68,999
Selling, general and administrative expenses	85,531	92,184
Impairment of long-lived assets (a)	—	906
Operating income (loss)	19,004	(24,091)
Fair value adjustment of derivative	—	1,628
Interest expense	4,567	4,753
Interest expense, net - related party	607	-
Income (loss) before provision for income taxes	13,830	(30,472)
Income tax provision (benefit)	2,592	(7,313)
Net income (loss) and total comprehensive income (loss)	$11,238	$(23,159)
Net income (loss) per common share attributable to common shareholders
Basic	$0.81	$(2.52)
Diluted	$0.79	$(2.52)
Weighted average number of common shares outstanding
Basic	13,798,130	9,177,350
Diluted	14,174,218	9,177,350

(a)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
Net sales	$440,053	$300,829
Costs of goods sold	138,339	126,645
Gross profit	301,714	174,184
Selling, general and administrative expenses	250,516	257,829
Impairment of long-lived assets (a)	—	27,493
Impairment of goodwill	—	17,900
Impairment of indefinite-lived intangible assets	—	6,620
Operating income (loss)	51,198	(135,658)
Fair value adjustment of derivative	2,775	1,628
Fair value adjustment of warrants - related party (b)	56,984	—
Interest expense, net	13,130	13,640
Interest expense, net - related party	1,597	—
Loss before provision (benefit) for income taxes	(23,288)	(150,926)
Income tax provision (benefit)	8,430	(38,464)
Net loss and total comprehensive loss	$(31,718)	$(112,462)
Net loss per common share attributable to common shareholders:
Basic	$(2.65)	$(12.49)
Diluted	$(2.65)	$(12.49)
Weighted average number of common shares outstanding:
Basic	11,971,405	9,004,321
Diluted	11,971,405	9,004,321

(a)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(b)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from January 30, 2021 through May 31, 2021.

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	October 30, 2021	January 30, 2021
Assets
Current assets:
Cash	$17,473	$4,407
Accounts receivable	8,073	7,793
Inventories, net	56,902	58,034
Prepaid expenses and other current assets	43,675	43,035
Total current assets	126,123	113,269
Property and equipment, net	60,047	73,906
Intangible assets, net	82,777	88,976
Goodwill	59,697	59,697
Operating lease assets, net	137,386	161,135
Other assets	140	199
Total assets	$466,170	$497,182
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$54,238	$56,263
Accrued expenses and other current liabilities	51,851	43,854
Current portion of long-term debt	6,999	2,799
Current portion of operating lease liabilities	33,254	37,967
Borrowings under revolving credit facility	—	11,146
Total current liabilities	146,342	152,029
Long-term debt, net of discount and current portion	196,771	225,401
Long-term debt, net of discount and current portion - related party	4,908	3,311
Deferred income taxes	14,114	13,835
Operating lease liabilities, net of current portion	151,468	179,022
Warrants - related party (Note 8)	—	15,997
Derivative liability (Note 8)	—	2,436
Other liabilities	1,434	2,049
Total liabilities	515,037	594,080
Commitments and contingencies
Shareholders’ Deficit
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 9,987,999 and 9,631,633 shares issued and outstanding at October 30, 2021 and January 30, 2021, respectively	100	97
Additional paid-in capital	209,109	129,363
Accumulated deficit	(258,076)	(226,358)
Total shareholders’ deficit	(48,867)	(96,898)
Total liabilities and shareholders’ deficit	$466,170	$497,182

J.Jill, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	October 30, 2021	October 31, 2020
Net income (loss)	$11,238	$(23,159)
Fair value adjustment of derivative	—	1,628
Interest expense, net	4,567	4,753
Interest expense, net - related party	607	—
Income tax provision (benefit)	2,592	(7,313)
Depreciation and amortization	7,227	8,359
Equity-based compensation expense (a)	789	323
Write-off of property and equipment (b)	171	120
Adjustment for costs to exit retail stores (c)	(471)	(556)
Impairment of long-lived assets (d)	—	906
Transaction costs (e)	—	12,912
Other non-recurring items (f)	240	410
Adjusted EBITDA	$26,960	$(1,617)

	For the Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020

Net loss	$(31,718)	(112,462)
Fair value adjustment of derivative	2,775	1,628
Fair value adjustment of warrants - related party (g)	56,984	—
Interest expense, net	13,130	13,640
Interest expense, net - related party	1,597	—
Income tax provision (benefit)	8,430	(38,464)
Depreciation and amortization	22,098	25,672
Equity-based compensation expense (a)	1,881	1,614
Write-off of property and equipment (b)	887	376
Adjustment for costs to exit retail stores (c)	(1,181)	(958)
Impairment of goodwill and other intangible assets	—	24,520
Impairment of long lived assets (d)	—	27,493
Transaction costs (e)	—	20,636
Other non-recurring items (f)	1,708	2,393
Adjusted EBITDA	$76,591	$(33,912)

(a)

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant.

(b)	Represents the net gain or loss on the disposal of fixed assets.
(c)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(d)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements for the thirteen and thirty-nine weeks ended October 31, 2020.
(e)

Represents items management believes are not indicative of ongoing operating performance. For the thirteen and thirty-nine weeks ended October 31, 2020, these expenses are primarily composed of legal and advisory costs.

(f)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(g)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from January 30, 2021 through May 31, 2021.

J.Jill, Inc.

Reconciliation of GAAP Operating Income (Loss) to Adjusted Income (Loss) from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	October 30, 2021	October 31, 2020
Operating income (loss)	$19,004	$(24,091)
Adjustment for costs to exit retail stores (a)	(471)	(556)
Impairment of long-lived assets (b)	—	906
Transaction costs (c)	—	12,912
Other non-recurring items (d)	240	410
Adjusted income (loss) from operations	$18,773	$(10,419)

	For the Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020

Operating income (loss)	$51,198	$(135,658)
Adjustment for costs to exit retail stores (a)	(1,181)	(958)
Impairment of goodwill and other intangible assets	—	24,520
Impairment of long-lived assets (b)	—	27,493
Transaction costs (c)	—	20,636
Other non-recurring items (d)	1,708	2,393
Adjusted income (loss) from operations	$51,725	$(61,574)

(a)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(b)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(c)	Represents items management believes are not indicative of ongoing operating performance and are primarily composed of legal and advisory costs.
(d)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.

J.Jill, Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	October 30, 2021	October 31, 2020
Net income (loss) and total comprehensive income (loss)	$11,238	$(23,159)
Add: Income tax provision (benefit)	2,592	(7,313)
Loss before provision (benefit) for income tax	13,830	(30,472)
Add: Fair value adjustment of derivative	—	1,628
Add: Adjustment for costs to exit retail stores (b)	(471)	(556)
Add: Impairment of long-lived assets (c)	—	906
Add: Transaction costs	—	12,912
Add: Other non-recurring items (d)	240	410
Adjusted income (loss) before income tax provision (benefit)	13,599	(15,172)
Less: Adjusted tax provision (benefit) (e)	4,379	(4,324)
Adjusted net income (loss)	$9,220	$(10,848)
Adjusted net income (loss) per common share
Diluted	$0.65	$(1.18)
Weighted average number of common shares
Diluted	14,174,218	9,177,350

	For the Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020
Net loss and total comprehensive loss	$(31,718)	$(112,462)
Add: Income tax benefit	8,430	(38,464)
Loss before provision (benefit) for income tax	(23,288)	(150,926)
Add: Fair value adjustment of derivative	2,775	1,628
Add: Fair value adjustment of warrants - related party (a)	56,984	—
Add: Adjustment for costs to exit retail stores (b)	(1,181)	(958)
Add: Impairment of goodwill and other intangible assets	—	24,520
Add: Impairment of long-lived assets (c)	—	27,493
Add: Transaction costs	—	20,636
Add: Other non-recurring items (d)	1,708	2,393
Adjusted income (loss) before income tax provision (benefit)	36,998	(75,214)
Less: Adjusted tax provision (benefit) (e)	11,913	(21,436)
Adjusted net income (loss)	$25,085	$(53,778)
Adjusted net income (loss) per common share
Diluted	$1.84	$(5.97)
Weighted average number of common shares
Diluted	13,657,543	9,004,321

(a)	The fair value adjustment of warrants increased due to the increase in J.Jill’s stock price from the beginning of the respective period through May 31, 2021.
(b)	Represents non-cash adjustments associated with exiting store leases earlier than anticipated.
(c)	Represents impairment of long-lived assets related to the right-of-use asset and leasehold improvements.
(d)	Represents items management believes are not indicative of ongoing operating performance, including professional fees, retention expenses and costs related to the COVID-19 pandemic.
(e)

The adjusted tax provision for adjusted net income is estimated by applying a rate of 32.2% for the third quarter of fiscal 2021 and 28.5% for the third quarter of fiscal 2020 to the adjusted loss before income tax provision (benefit).

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241

Brand Media:

Chris Gayton

J.Jill, Inc.

media@jjill.com

617-689-7916